Exhibit 10.3(a)

                       EXCERPT FROM RESOLUTIONS AMENDING
                         THE 1997 ANNUAL INCENTIVE PLAN


     ....WHEREAS, it has been recommended that the Plan be amended to rename it with reference to 2001 rather than 1997 and to permit awards to be granted to part-time employees and the Committee is authorized and empowered to approve and give final effect to such amendments under Section 9 of the Plan and applicable law; and ....

     ....RESOLVED FURTHER, that the aforesaid amendments to the Plan be, and they hereby are, approved, said amendments to be effective as of 20 September 2000; and

     RESOLVED FURTHER, that the officers of this Company be, and each of them hereby is, authorized and directed to do and perform all things, and to take or cause to be taken such other action, as such officers deem necessary, advisable or appropriate to carry out the intent and accomplish the purpose of the foregoing resolutions, including to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to accomplish the amendment of the Plan, as aforesaid, including without limitation, making such additional revisions, if any, in the Plan as may be required, in their discretion and upon advice of counsel to the Company, for compliance with applicable law or by the Internal Revenue Service for continued achievement of intended, or in order to avoid adverse tax consequences to, the Company, Participating Subsidiaries and/or Participants in the Plan.


                                            APCI MANAGEMENT DEVELOPMENT
                                            AND COMPENSATION COMMITTEE

                                            20 September 2000